Press Release

BIOLASE and Henry Schein Renew Exclusive North American Distribution Agreement

Friday March 7, 6:00 am ET

IRVINE, CA and MELVILLE, NY—(MARKET WIRE)—Mar 7, 2008 — BIOLASE Technology, Inc. (NasdaqGM:BLTI — News), the world’s leading dental laser company, and Henry Schein, Inc. (NasdaqGS:HSIC — News), the largest provider of healthcare products and services to office-based practitioners in the combined North American and European markets, announced today that the two parties have renewed and strengthened their multi-year distribution agreement in order to drive greater sales and better channel efficiency. Under the renewed agreement, BIOLASE sales and service organizations will work closely with Henry Schein in the marketing, sales and service of all professional BIOLASE dental laser system products, including the Waterlase® MD — the industry’s leading “all-tissue” dental laser system — and the fast-growing ezlase(TM) diode laser system.

Under the revised agreement, Henry Schein remains the exclusive distributor of the complete line of BIOLASE dental laser systems, accessories and services within the United States and Canada, and will augment essential promotion, sales, installation, service and support functions. The new agreement calls for certain commitments to sales and marketing investments and milestones, as well as performance guidelines. In addition, BIOLASE will provide training support to enable Henry Schein to provide basic services through its comprehensive service network. BIOLASE will also actively promote Henry Schein Financial Services as its exclusive leasing and financing partner.

BIOLASE Chief Executive Officer Jake St. Philip commented on the signing of the new agreement, saying, “The number-one priority today at BIOLASE is execution on the sales and marketing front, making our North American distribution strategy my first imperative. More than a year of experience in the field has confirmed that our organizations share a strong strategic commitment to the success of lasers in dentistry. Both parties are now focused on how we can build on what we have learned in the past year and develop specific plans to improve market adoption, take costs out of the distribution network and continue to improve the local coordination between our sales teams. Henry Schein’s strong relationships in the dental community, extensive reach with more than 1,200 dental field sales consultants in the U.S. and Canada, and its proven ability to sell and support high-tech capital equipment continue to make it an ideal partner for building the BIOLASE brand. We are looking forward to this renewed distribution agreement as an important step to overcome challenges faced in the first year of our relationship, and I am convinced we can build on our fourth quarter successes and capitalize on our strong partnership in the years ahead.”

“We have jointly examined how our relationship works and believe we have made improvements on a number of levels,” said Stanley M. Bergman, Chairman and Chief Executive Officer of Henry Schein. “Our commitment to capital equipment, especially laser technologies, has never been stronger and we have identified ways to promote, sell and deliver the products more efficiently.”

Bergman continued, “Through our customers, we have now seen firsthand how the patient experience is being transformed by the suite of BIOLASE products and we are committed to jointly capitalizing on the success of these emergent and revolutionary technologies.”

About BIOLASE Technology, Inc.

BIOLASE Technology, Inc. (http://www.biolase.com), the world’s leading dental laser company, develops, manufactures and markets lasers and related products that advance the practice of dentistry and medicine. The Company’s products incorporate patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications. Other products under development address ophthalmology and other medical and consumer markets.

About Henry Schein

Henry Schein, a Fortune 500® company and a member of the NASDAQ 100® Index, is recognized for its excellent customer service and highly competitive prices. The Company’s four business groups — Dental, Medical, International and Technology — serve more than 550,000 customers worldwide, including dental practitioners and laboratories, physician practices and animal health clinics, as well as government and other institutions. The Company operates through a centralized and automated distribution network, which provides customers in more than 200 countries with a comprehensive selection of more than 90,000 national and Henry Schein private-brand products in stock, as well as more than 100,000 additional products available as special-order items.

Henry Schein also offers a wide range of innovative value-added practice solutions for healthcare professionals, such as ArubA®, the Company’s electronic catalog and ordering system. Its leading practice-management software solutions have an installed user base of more than 52,000 practices, including DENTRIX®, Easy Dental®, Oasis® and EXACT® for dental practices, MicroMD® for physician practices, and AVImark® for animal health clinics.

Headquartered in Melville, N.Y., Henry Schein employs over 12,000 people and has operations or affiliates in 20 countries. The Company’s net sales reached a record $5.9 billion in 2007. For more information, visit the Henry Schein Web site at www.henryschein.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Private Securities Litigation Reform Act of 1995 that are based on the current expectations and estimates by BIOLASE and Henry Schein management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will” and variations of these words or similar expressions. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause BIOLASE’s or Henry Schein’s actual results to differ materially from the statements contained herein, and which are described in the reports BIOLASE and Henry Schein file with the Securities and Exchange Commission, including their annual and quarterly reports. Forward-looking statements should not be relied upon as prediction of actual results. Such information is subject to change, and neither BIOLASE nor Henry Schein undertakes any obligation to update such statements.

Contact:

BIOLASE Contacts:

Jake St. Philip

CEO

(949) 361-1200

Jill Bertotti

Allen & Caron, Inc.

jill@allencaron.com

(949) 474-4300

Henry Schein Contacts:

Neal Goldner

Vice President, Investor Relations

neal.goldner@henryschein.com

(631) 845-2820

Susan Vassallo

Vice President, Corporate Communications

susan.vassallo@henryschein.com

(631) 843-5562